EMPLOYMENT AGREEMENT

         This Employment Agreement is entered into by and between Tom deJong ("EMPLOYEE") and CAW Products, Inc. (the "COMPANY") effective as of January 4, 2000, which date also represents the closing of the Company's acquisition by iGo Corporation, a Delaware corporation ("PARENT") by way of a merger of CAW Acquisition Corp., a wholly-owned subsidiary of Parent, with and into the Company (the "MERGER"), such date being hereafter referred to as the "EFFECTIVE DATE" of this Agreement.

         WHEREAS, the Employee is and intends to remain an employee of the Company or Parent for the foreseeable future and as such possesses confidential business and technical information regarding the business of the Company and Parent; and

         WHEREAS, the Company and Parent are willing to enter into this Agreement as a condition to the closing of the Merger;

         NOW, THEREFORE, in consideration of the mutual agreements and obligations contained in this Agreement, the parties agree as follows:

         1. TERM OF AGREEMENT. This Agreement shall commence on the Effective Date and shall have a term of two (2) years. Subject to the provisions of
Section 5 below, this Agreement may be terminated prior to the end of its terms by either party, with or without cause, on thirty (30) days written notice to the other party. The term of this Agreement shall be automatically extended by one (1) year in the event that the Company's gross sale revenues for the years ending September 30, 2000 and September 30, 2001 each exceed the similar figure for the year ending September 30, 1999 and Employee has complied with the provisions of this Agreement in all material respects prior to such extension; PROVIDED, HOWEVER, that if the foregoing gross sale revenue figures are not obtained for any reason whatsoever, the Company shall have the right, but the obligation, to extend the term of this Agreement by one (1) year upon delivery of written notice to Employee.

         2. DUTIES. Employee shall be employed as Vice President and shall perform for the Company such duties as may be designated by the Company from time to time in a mutually acceptable position to both Employee and the Company. Employee shall devote his or her full time, effort and attention during regular business hours to the business and affairs of the Company. Notwithstanding the foregoing sentence, Employee shall be permitted to attend classes for his Masters in Business Administration program on the days set forth on SCHEDULE 2 attached hereto without the need to use vacation time granted to him by the Company. The parties acknowledge and agree that it is Parent's current intention (without further obligation) to move the Company's operations to Parent's headquarters in Reno, Nevada, at some time following the Effective Date. Such move and any requirement that Employee relocate in connection with such move shall not constitute a breach of any terms of this Agreement by the Company (or Parent) nor shall it give rise to any claim of constructive termination of Employee's employment without cause.

         3. AT-WILL EMPLOYMENT. The Company and Employee acknowledge that Employee's employment is for an unspecified period of time and shall continue to be at-will, as defined under applicable law. Any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by the Chief Executive Officer of the Company. If Employee's employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, award or compensation other than as provided in this Agreement, or as may otherwise be available in accordance with the Company's established written plans and written policies at the time of termination.

         4. COMPENSATION. For the duties and services to be performed by Employee hereunder, the Company shall pay Employee, and Employee agrees to accept, the salary, stock options, bonuses and other benefits described below in this Section 4.

                  (a) SALARY. Employee shall receive a base salary of $138,000 per annum, payable in accordance with the Company's normal payroll practices.

                  (b) STOCK OPTIONS AND OTHER INCENTIVE PROGRAMS. Employee shall be eligible to participate in the stock option or other incentive programs available to employees of the Company. Employee will receive a stock option to purchase up to 60,000 shares of Parent's Common Stock that will vest over the customary vesting schedule for employees of Parent and its subsidiaries. These options will be priced at the close of the business day of the next Parent Board of Directors or Compensation Committee meeting following the Effective Date.

                  (c) BONUSES. Employee will be eligible to receive quarterly bonuses as determined pursuant to the Bonus Program attached hereto as EXHIBIT
A. In addition, Employee shall be paid a quarterly bonus of $5,000.00 for each of the first eight (8) quarters during the term of this Agreement, which shall be completely unrelated to and separate from the Bonus Program attached hereto as EXHIBIT A.

                  (d) ADDITIONAL BENEFITS. Employee will be eligible to participate in the Company's employee benefit plans of general application, including without limitation, those plans covering medical, disability and life insurance in accordance with the rules established for individual participation in any such plan and under applicable law. Employee will be eligible for vacation and sick leave in accordance with the policies in effect during the term of this Agreement and will receive such other benefits as the Company generally provides to its employees of similar rank and grade.

                  (e) REIMBURSEMENT OF RELOCATION EXPENSES. The Company shall reimburse Employee for relocation expenses as follows: (i) three percent (3%) of the greater of the selling price of Employee's current primary residence or the purchase price of Employee's primary residence in the Reno, Nevada metropolitan area; (ii) the actual moving expenses, not to exceed $5,000.00, associated with a single relocation of Employee's household goods and personal property from the location of Employee's current primary residence to Employee's primary residence in the Reno, Nevada metropolitan area; and (iii) the amount of $1,000.00 for expenses associated with Employee's visit to the Reno, Nevada metropolitan area to look for a residence.

         5. SALARY CONTINUATION.

                  (a) TERMINATION OF EMPLOYMENT. In the event Employee's employment terminates for any reason during the original term of this Agreement, then Employee shall be entitled to receive salary continuation as follows:

                           (i) VOLUNTARY RESIGNATION. If Employee's employment
terminates by reason of Employee's voluntary resignation (and is not an Involuntary Termination or a Termination for Cause), then Employee shall not be entitled to receive salary continuation. Employee's benefits will be continued under the Company's then existing benefit plans and policies solely in accordance with such plans and policies in effect on the date of termination.

                           (ii) INVOLUNTARY TERMINATION. If Employee's
employment is terminated as a result of Involuntary Termination other than for Cause, Employee will be entitled to receive salary continuation equal to Employee's regular monthly salary for the number of months remaining in the original term of this Agreement (the "Salary Continuation Period") and the pro rata portion of any bonuses earned by or owed to Employee pursuant to Section 4(c) above, through and including the date employment is terminated. Such payments shall be made ratably over the Salary Continuation Period according to the Company's standard payroll schedule. Employee's benefits will be continued under the Company's then existing benefit plans and policies solely in accordance with such plans and policies in effect on the date of termination.

                           (iii) INVOLUNTARY TERMINATION FOR CAUSE. If
Employee's employment is terminated for Cause, then Employee shall not be entitled to receive salary continuation. Employee's benefits will be continued under the Company's then existing benefit plans and policies solely in accordance with such plans and policies in effect on the date of termination.

                           (iv) FOR GOOD REASON. Employee shall have the right
to terminate his employment hereunder for Good Reason. For purposes of this Agreement "Good Reason" means:

                                    (a) A material breach by the Company of its
obligations hereunder;

                                    (b) A substantial alteration of the
Employee's responsibilities hereunder;

                                    (c) Employee incurs a reduction in his base
salary from the level specified in Section 4(a) above; or

                                    (d) Subsequent to relocating to Reno,
Nevada, Employee is notified by the Company that his principal place of work will be relocated by a distance of twenty- five (25) miles or more from 9393 Gateway Drive, Reno, Nevada.

                           If Employee's employment terminates for Good Reason,
Employee will be entitled to salary continuation as set forth in Section 5(a)(ii) above.

                  b. OTHER EMPLOYMENT. In the event Employee commences new employment with a company whose business or proposed business in any way involves products or services which would be competitive with the services or proposed products or services of the Company, then any salary continuation pursuant to this Section 5 shall cease.

         6. DEFINITION OF CAUSE. For purposes of this Agreement, "cause" shall mean (i) any material breach of this Agreement by Employee, which breach, if curable, is not cured within thirty (30) days of written notice thereof, (ii) any act or acts of gross misconduct by Employee, (iii) conduct grossly insubordinate or disloyal to the Company or Parent, (iv) the conviction of or pleading guilty or no contest to a felony, or (v) the continued use of illegal drugs or alcohol by Employee such that Employee becomes impaired in the performance of his duties hereunder, in each case (i)-(v), as determined by the Company's Board of Directors in good faith. Employee expressly acknowledges and agrees that any breach by Employee of his obligations pursuant to Section 7 or
Section 8 below shall be deemed "uncurable" for purposes of clause (i) above.

         7. CONFIDENTIALITY AGREEMENT. Employee shall sign Parent's standard employee agreement regarding confidentiality and assignment of inventions Agreement, the general form of which is attached hereto as EXHIBIT B.

         8. NON-SOLICITATION. Employee agrees that during and for one year after the period of providing services to the Company or Parent, Employee will not directly or indirectly induce, encourage or solicit any employee or consultant of Parent, the Company or any other affiliate of Parent or the Company to terminate their employment or consulting relationship with such entity for any reason.

         9. SUCCESSORS. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         10. NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address from which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to it care of Parent's headquarters in Reno, Nevada, and all notices shall be directed to the attention of Parent's Chief Financial Officer.

         11. MISCELLANEOUS PROVISIONS.

                  (a) WAIVERS, ETC. No amendment of this Agreement and no waiver of any one or more of the provisions hereof shall be effective unless set forth in writing by such person against whom enforcement is sought.

                  (b) SOLE AGREEMENT. This Agreement, including the Exhibit hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

                  (c) AMENDMENT. This Agreement may be amended, modified, suppressed or canceled only by an agreement in writing executed by both parties hereto.

                  (d) CHOICE OF LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

                  (e) SEVERABILITY. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

                  (f) COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

CAW PRODUCTS, INC.                                   EMPLOYEE


By:  /S/ MICK DELARGY                            By:  /S/ TOM DEJONG
    ------------------------------------             -------------------
     Mick Delargy                                     Tom deJong
     Chief Financial Officer